GRANT OF SHARES

      Cyclo3pss Corporation (the "Company") hereby agrees to grant and issue to the undersigned, shares of the Company's common stock in lieu of cash payment of director fees to the undersigned Non-Employee Directors of the Company. The undersigned agree to accept such shares as payment in full of directors fees owed as described below.

      The shares issued to the undersigned under this Grant of Shares, have been valued, with the consent of the Company and the undersigned at the price of $.0001 per share. As a result of the adverse financial condition of the Company, the Company and the undersigned believe this per share value is a fair amount and is fair market value of the Company's common stock.

      Dated: November 24, 1999
                        Cyclo3pss Corporation, a Delaware
                                          Corporation


                                          By:   /s/ William R. Stoddard
                                          ----------------------------------
                                                William R. Stoddard
                                                Chief Executive Officer

                                          Non-Employee Directors

                                          /s/ Steve Sarich, Jr.
Shares Issued:61,536                      ----------------------------------
Fees Paid: $4,000                         Steve Sarich, Jr.


                                          /s/ Richard Nelson
Shares Issued:61,536                      ---------------------------------
Fees Paid: $4,000                         Richard Nelson


                                          /s/ Michael J. Lakis
Shares Issued: 61,536                     ---------------------------------
Fees Paid: $4,000                         Michael J. Lakis

                                          /s/  Robert Dunn
Shares Issued: 26,922                     ---------------------------------
Fees Paid: $1,750                         Robert Dunn

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